Exhibit 10.54

Amendment 005

Sponsored Research Agreement (SRA) UTA12-000950 (the “Agreement”)

Dated December 19, 2012 Between

The University of Texas at Austin (the “University”)

And

Synthetic Biologics, Inc. (the “Sponsor”)

The purpose of this Amendment to extend the Termination Date under the Agreement until January 17, 2019 in order to allow the University to continue the research, at no additional cost to Sponsor.

This Agreement is modified by mutual agreement of the Parties as follows:

1.          Article 2.2 of the Agreement is hereby amended to read: “The Research Program shall be performed during the period from the Effective Date through and including January 17, 2019 (the “Termination”). Sponsor shall have the option of extending the Research Program under mutually agreeable support terms.”

All other terms and conditions of the Agreement shall remain unchanged, it being acknowledged and agreed that no further or additional payments shall be made by Sponsor to the University as a result of this Amendment to Section 2.2 of the Agreement. The terms used herein without definition shall have the meanings ascribed to such terms in the Agreement.

The University of Texas at Austin	Synthetic Biologics, Inc.

/s/ Ty Helpinstill	/s/ Jeff Riley
Ty Helpinstill	Jeff Riley
Associate Director	CEO
Office of Industry Engagement

Date: 22 August 2017	Date: 8/22/2017 | 10:30 PM EDT